CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-217301 on Form S-8 of our report dated February 27, 2018, relating to the consolidated financial statements and financial statement schedule of Schneider National, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Schneider National, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 27, 2018